EXHIBIT 99.1

1259 NW 21st Street

Pompano Beach, FL 33069

NEWS

May 13, 2010

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES FIRST QUARTER 2010 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (OTCBB: “IPII”) announced today the results of operations for the first quarter ended March 31, 2010.

Net sales for the three months ended March 31, 2010 were $1,887,000, compared to $2,125,000 for the same period in 2009, a decrease of 11.2%. For the first quarter ended March 31, 2010, the Company had a loss from continuing operations of $523,000, or $.20 per diluted share, compared to a loss from continuing operations of $185,000, or $.07 per diluted share, for the same period in 2009. Discontinued operations related to the closure of the Company’s distribution facilities during 2009 and 2008, accounted for losses of $353,000, or $.14 per diluted share in the first three months of 2010 compared to $615,000, or $.25 per diluted share in the prior year period. Accordingly, the Company incurred a net loss of $876,000, or $.34 per diluted share, for the first quarter of 2010 compared to a net loss of $800,000, or $.32 per diluted share, for the comparable period in 2009.

Results of operations in the first quarter of 2010 continued to be adversely affected by the extraordinarily weak construction activity in the Company’s primary markets which caused reduced demand for the Company’s products during the first quarter of 2010. The 2009 first quarter loss from continuing operations included a $193,000 gain on the settlement of certain litigation. Also, in the first quarter of 2009, the Company’s loss from discontinued operations was net of a gain of $573,000 realized from the sale of real property associated with its former distribution facilities.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “Our business continued to suffer from weak industry demand that resulted in lower sales in the first quarter of 2010 compared to the same period in 2009. Subsequent to the first quarter, we have begun to experience a moderate increase in seasonal demand and are hopeful that our construction markets will begin to increase from these low levels and stabilize in 2010. In addition, building permits for the construction of new residential units in Florida increased 16.7% for the three months ended March 31, 2010 as compared to the same period in 2009. This is the first indication that construction activity in the residential market may begin to improve in Florida from the existing low levels of construction. Florida is our largest market, representing the majority of our consolidated net sales for the first quarter of 2010. During the economic downturn we have reduced costs and restructured our operating activities to better maintain the liquidity of our manufacturing business to take advantage of our market position when construction industry conditions recover.”

For more information, please refer to the Company’s Form 10-Q for the three months ended March 31, 2010 which is being filed with the Securities and Exchange Commission on May 13, 2010 and which will be available on the Company’s website www.imperialindustries.com shortly.

Page 2 of News Release dated May 13, 2010

Imperial Industries, Inc., a building products company, sells products primarily in the state of Florida and to a certain extent the rest of the Southeastern United States with facilities in the state of Florida. The Company is engaged in the manufacture and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-

Marbletite Manufacturing Co. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

	(Unaudited) Three Months Ended March 31,
	2010	2009*
Net Sales	$1,887,000	$2,125,000

Loss from continuing operations, net of taxes	$(523,000)	$(185,000)
Loss from discontinued operations, net of taxes	$(353,000)	$(615,000)

Net loss	$(876,000)	$(800,000)

Loss per Common Share:

Loss from continuing operations - basic and diluted	$(0.20)	$(0.07)
Loss from discontinued operations - basic and diluted	(0.14)	(0.25)
Net loss per share - basic and diluted	$(0.34)	$(0.32)

Weighted average shares outstanding -
basic and diluted	2,550,460	2,533,085

*

The 2009 results of operations contain certain amounts that have been reclassified to conform with the current period discontinued operations presentation.

Notes to Financial Highlights

1)

For the three months ended March 31, 2009, loss from continuing operations includes a $193,000 gain on the settlement of certain litigation.

2)

The loss from discontinued operations in the first quarter of 2009 includes a gain of $573,000 realized from the sale of real property associated with its former distribution facilities.